Exhibit 99.1

First Foundation Inc. Declares Common Stock Dividend

IRVINE, CA — April 28, 2020 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank (the “Company”), announced today that on April 28, 2020 its Board of Directors declared a quarterly cash dividend of $0.07 per common share. The cash dividend is payable on June 15, 2020 to stockholders of record at the close of business on June 1, 2020.

About First Foundation

First Foundation (NASDAQ: FFWM), a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

Tyler Resh

Director of Marketing and Strategy

First Foundation Inc.

949-202-4131

tresh@ff-inc.com